UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                              Commission File Number: 000-25893

                            SCIENT ENTERPRISES, INC.
                           (f/k/a Scient Corporation)
             (Exact name of registrant as specified in its charter)

                         79 Fifth Avenue, Fourth Floor
                            New York, New York 10003
                                 (212) 500-4900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   Common Stock, Par Value $0.0001 Per Share
            (Title of each class of securities covered by this form)

                                      None

   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)        [x]              Rule 12h-3(b) (1) (i)        [x]
Rule 12g-4(a) (1) (ii)       [_]              Rule 12h-3(b) (1) (ii)       [_]
Rule 12g-4(a) (2) (i)        [_]              Rule 12h-3(b) (2) (i)        [_]
Rule 12g-4(a) (2) (ii)       [_]              Rule 12h-3(b) (2) (ii)       [_]
                                              Rule 15d-6                   [_]

Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $0.0001 per share                One

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Scient Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                              SCIENT ENTERPRISES, INC.


Date: November 7, 2001                        By:   /s/ Michael Hand
      -------------------                         -----------------------------
                                              Name:  Michael Hand
                                              Title: Vice President, Secretary
                                                       and Corporate Controller